Exhibit 10.36
Terms of Employment for Executive Officers
Set forth below is a summary of the terms and conditions of employment for each of the named executive officers of Commercial Vehicle Group, Inc. (the “Company”) who will appear in the Summary Compensation Table in the Company’s 2008 proxy statement, Gerald L. Armstrong, W. Gordon Boyd, Mervin Dunn, Kevin R.L. Frailey, Chad M. Utrup and James F. Williams. In general, each executive officer is entitled to participate in the following benefit programs of the Company:
•	Car allowance/use of Company car;

•	Participation in management performance bonus plan;

•	Vacation in accordance with Company policy, except that Messrs. Armstrong, Dunn, Frailey, Utrup and Williams were originally entitled to vacation in excess of Company policy in effect at the time of hire;

•	Ten paid holidays per year*;

•	Hospital/surgical/medical insurance;

•	Dental and vision insurance*;

•	Participation in Company’s Executive Benefit Program*;

•	Group life insurance and short term disability and long term disability coverage*;

•	Participation in Company 401(k) Savings Plan*;

•	Participation in Deferred Compensation Plan since adoption*;

•	Relocation package in connection with the start of employment; and

•	Severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement between the Company and the executive officer.

*	These benefits do not apply to Mr. Boyd, who is located in the United Kingdom. Mr. Boyd is entitled to: holidays in accordance with KAB Seating schedule; medical coverage under the KAB Seating policy in the United Kingdom and the CVG plan in the United States; participation in the KAB Seating pension plan; life insurance policy; and tax filing assistance.